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Exhibit 99.1

NEWS RELEASE	CONTACT: (206) 622-4191 Harvey Jones, CEO Marty Marks, President

Cutter & Buck Reports Second Quarter Fiscal Year 2002 Operating Results;
Acts to Strengthen Core Businesses

SEATTLE, WA—December 11, 2001—Cutter & Buck Inc. (Nasdaq: CBUK) today reported sales and earnings for its second quarter fiscal year 2002, ended October 31, 2001.

Second Quarter Results:

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  Net sales decreased 6.9% to $42.9 million, compared to $46.1 million for the same quarter last year.

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  Gross margins were 39.5%, compared to 44.6% for the same quarter last year.

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  Net income was $225 thousand, compared to net income of $3.1 million for the same quarter last year.

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  Net income per diluted share was $0.02 compared to net income per diluted share of $0.29 for the same quarter last year.

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  Free cash flow (operating cash flow less capital expenditures) was $11.1 million compared to $3.2 million during the same quarter last year.

Six Months Year-To-Date Results:

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  Net sales decreased 5.3% to $80.6 million, compared to $85.1 million for the same period last year.

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  Gross margins were 41.5%, compared to 44.7% in the same period last year.

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  Net loss of $1.1 million, compared to net income of $4.4 million in the same period last year.

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  Net loss per diluted share of $0.11, compared to net income per diluted share of $0.42 in the same period last year.

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  Free cash flow (operating cash flow less capital expenditures) was $18 million compared to $0 in the same period last year.

"During the first six months of fiscal 2002 we met our stated objectives and executed on our financial management goals in a very difficult economy," said Harvey Jones, Chairman & CEO. "After September 11, our golf business declined as consumers dramatically reduced traveling to resorts, and our corporate business was disrupted as many corporate trade shows and promotions were cancelled. In addition, our specialty retail business was negatively impacted by the decline in consumer confidence. Consequently, retailers have been intensely monitoring their inventory levels, as are we. Our customers are increasingly placing orders closer to need and until the purchasing patterns of consumers become clearer our ability to plan and implement strategies is hampered.

"Nevertheless, we are taking strong actions to manage factors within our control," continued Jones. "In the past months, we have conducted a rigorous examination of our business strategy and organization. As a result, we have re-aligned our company into new strategic units to focus on our core businesses and core products and we have restructured our sales forces for greater results and efficiencies. At the same time, we have reduced inventory levels and cut expenses for the back half of the year. We are determined to be among the top performers in our golf, corporate, specialty retail and consumer direct businesses, in both mens and womens fashions, and are committed to taking the necessary actions to achieve this.

"Our wholesale businesses have grown large and complex. We believe that their re-alignment into strategic business units will result in more intensive management and increased profitability. We have created two executive vice president positions to run these businesses. Jim McGehee, formerly Senior Vice President of Sales, will manage the Men's and Women's Specialty Retail business as well as our Corporate business. Paul Bourgeois, formerly our National Sales Manager for Women's Golf, will manage both Men's and Women's Golf. These executives will be responsible for the strategic management of their respective business units including achieving targeted levels of sales, inventory, profitability and return on invested capital," concluded Jones.

"Our re-alignment was carefully planned to allow management to focus on areas of our business that provide the greatest growth opportunities therefore maximizing return on investment," said Marty Marks, President & COO. "During the second half of fiscal year 2002 we will record an after-tax non-recurring charge in the range of $7.0 million to $8.5 million or $0.67 to $0.80 per share. After the charge, our book value would be approximately $8.00 per share.

"The largest component of the non-recurring charge relates to costs associated with transitioning from a direct operating business in Europe to distributor relationships in key European markets. The next largest component is the write down of assets of three under-performing Company-owned stores to fair value. The remainder of the charge relates to costs associated with the consolidation of our separate men's and women's golf sales forces to obtain better economics and the write down of inventory from the discontinuation of our golf shoe business. The cash impact in FY02 of the non-recurring charge on an after tax basis is expected to be neutral to slightly positive. These actions are designed to limit any detrimental impact that these non-core businesses might have on our profitability in fiscal year 2003 and beyond," continued Marks.

"During the second quarter, our investment in inventory decreased by $11.9 million to $48.2 million from $60.1 million as of July 31, 2001," commented Steve Lowber, Vice President and CFO. "Over half of our current inventory is in Classics merchandise, which we sell from year-to-year. We plan to continue reducing our inventory of Classics merchandise throughout the remainder of the fiscal year with no anticipated margin erosion. This will position us to end the year with inventory more closely aligned with sales."

"The uncertain economic environment makes it difficult to predict business trends," added Marks. "Our Spring bookings are currently 15% below the same time last year. A significant number of our golf and specialty retail accounts that would normally have placed their initial Spring purchases by this date are holding their orders until after December 31. In addition, our corporate sales channel does not typically pre-book orders. We believe this is a timing change and we expect most of these accounts will purchase Spring product during our third and fourth fiscal 2002 quarters. Therefore, we expect to see an increase in the percent of in-season orders during that time. Our customers tell us that our brand is very strong and selling well in a difficult environment and we are encouraged by the latest trend in corporate channel orders during the last part of November and early December."

Earnings Outlook:

Given the ongoing economic uncertainty, for fiscal 2002, the company expects a moderate decline in revenue in the low to middle single digit range and a net loss per share in the range of $0.64 to $0.79 including the non-recurring charge. For fiscal 2002, the company expects earnings per share in the range of $0.01 to $0.03, excluding the non-recurring charge.

Cutter & Buck's FY 2002 second quarter earnings conference call to discuss earnings results and the business outlook for the remainder of fiscal year 2002 will be held today at 4:30 p.m. Eastern Time, and is available live and on-demand at www.cutterbuck.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Those factors include, but are not limited to, style changes and product acceptance, relations with and performance of suppliers, the ability of the Company to control costs and expenses, the ability of the Company to carry out successful design and planned product and brand messaging/extension activities and to penetrate its chosen distribution channels, competition, access to capital foreign currency risks, risks associated with opening and operating retail locations, risks associated with the Company's entry into new markets or distribution channels, technological change, political and trade relations, the overall level of consumer spending on apparel and global economic conditions, the events of September 11, 2001, additional threatened terrorist attacks and the ongoing military action. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by Securities laws.

Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company is committed to achieving commercial success in a way that respects people, communities and the environment. The Company sells its products primarily through golf pro shops and resorts, corporate accounts and specialty retail accounts. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

FINANCIAL HIGHLIGHTS
(unaudited)($ in thousands, except per share data)

Condensed Consolidated Statements of Operations

	Three months ended October 31,		Six months ended October 31,
	2001	2000	2001	2000
Net sales	$42,900	$46,074	$80,630	$85,103
Total cost of goods sold	25,951	25,528	47,180	47,040

Gross profit	16,949	20,546	33,450	38,063
Operating expenses
Design and production	1,169	948	2,437	1,902
Selling and shipping	11,456	11,265	23,910	22,267
General and administrative	3,624	3,346	8,215	6,664

Total operating expenses	16,249	15,559	34,562	30,833

Operating income (loss)	700	4,987	(1,112)	7,230
Other expense	(325)	(65)	(768)	(176)

Income (loss) before income taxes	375	4,922	(1,880)	7,054
Income taxes (benefits)	150	1,871	(753)	2,681

Net income (loss)	$225	$3,051	$(1,127)	$4,373

Basic earnings (loss) per share	$0.02	$0.29	$(0.11)	$0.42

Diluted earnings (loss) per share	$.02	$0.29	$(0.11)	$0.42

Shares used in computation of:
Basic earnings (loss) per share	10,568	10,454	10,558	10,417
Diluted earnings (loss) per share	10,588	10,579	10,568	10,516

Condensed Consolidated Balance Sheets

	October 31, 2001	April 30, 2001	October 31, 2000
		(audited)
Current Assets:
Cash and cash equivalents	$8,135	$8,073	$6,022
Accounts receivable	28,797	48,518	42,401
Inventories	48,212	53,553	45,422
Other current assets	8,652	7,997	7,063

Total current assets	93,796	118,141	100,908
Furniture and equipment, net	21,438	23,192	21,749
Other assets	1,735	1,620	750

Total assets	$116,969	$142,953	$123,407

Liabilities & Shareholders' Equity
Current Liabilities:
Short-term borrowings	$3,073	$18,732	$3,091
Accounts payable	6,313	12,886	15,187
Accrued liabilities and other liabilities	3,396	4,396	4,812
Current portion of long-term debt	2,883	2,737	1,372

Total current liabilities	15,665	38,751	24,462
Long-term debt, net of current portion, and other liabilities	8,719	10,937	5,531
Total shareholders' equity	92,585	93,265	93,414

Total liabilities & shareholders' equity	$116,969	$142,953	$123,407

SUMMARY OF FALL BOOKINGS (in thousands)

	Fall 2001 FY 2002	Fall 2000 FY 2001	Percentage Change	Difference
	(as of 12/7/01)	(as of 12/7/00)
GOLF	$29,584	$33,985	-12.9%	$(4,401)
SPECIALTY STORE	15,659	14,017	11.7%	1,642
CORPORATE ACCOUNTS	30,736	37,111	-17.2%	(6,375)
OTHER	6,682	4,426	51.0%	2,256

TOTAL DOMESTIC FALL BOOKINGS	82,661	89,539	-7.7%	(6,878)
TOTAL INTERNATIONAL FALL BOOKINGS	4,561	5,822	-21.7%	(1,261)

TOTAL FALL BOOKINGS	$87,222	$95,361	-8.5%	$(8,139)

SUMMARY OF SPRING BOOKINGS (in thousands)

	Spring 2001 FY 2002	Spring 2000 FY 2001	Percentage Change	Difference
	(as of 12/7/01)	(as of 12/7/00)
GOLF	$19,645	$27,202	-27.8%	$(7,557)
SPECIALTY STORE	7,716	8,795	-12.3%	(1,079)
CORPORATE ACCOUNTS	5,861	5,918	-1.0%	(57)
OTHER	3,158	1,446	118.4%	1,712

TOTAL DOMESTIC FALL BOOKINGS	36,380	43,361	-16.1%	(6,981)
TOTAL INTERNATIONAL FALL BOOKINGS	4,040	4,390	-8.0%	(350)

TOTAL FALL BOOKINGS	$40,420	$47,751	-15.4%	$(7,331)

SUMMARY OF NET SALES INVOICED—THREE MONTHS ENDED October 31 (in thousands)

	FY 2002	FY 2001	Percentage Change	Difference
GOLF	$12,479	$15,017	-16.9%	$(2,538)
SPECIALTY STORE	8,774	7,174	22.3%	1,600
CORPORATE ACCOUNTS	14,717	17,940	-18.0%	(3,223)
OTHER	5,019	3,772	33.1%	1,247

TOTAL DOMESTIC NET SALES	40,989	43,903	-6.6%	(2,914)
TOTAL INTERNATIONAL NET SALES	1,911	2,171	-12.0%	(260)

TOTAL NET SALES	$42,900	$46,074	-6.9%	$(3,174)

SUMMARY OF NET SALES INVOICED—SIX MONTHS ENDED October 31 (in thousands)

	FY 2002	FY 2001	Percentage Change	Difference
GOLF	$24,813	$28,045	-11.5%	$(3,232)
SPECIALTY STORE	13,039	12,138	7.4%	901
CORPORATE ACCOUNTS	29,419	33,309	11.7%	(3,890)
OTHER	9,351	6,597	41.7%	2,754

TOTAL DOMESTIC NET SALES	76,622	80,089	-4.3%	(3,467)
TOTAL INTERNATIONAL NET SALES	4,008	5,014	-20.1%	(1,006)

TOTAL NET SALES	80,630	$85,103	-5.3%	$(4,473)

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  Exhibit 99.1
Cutter & Buck Reports Second Quarter Fiscal Year 2002 Operating Results; Acts to Strengthen Core Businesses
FINANCIAL HIGHLIGHTS (unaudited)($ in thousands, except per share data)